Exhibit 2.1
FORM OF

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NABORS INDUSTRIES LTD.,
DIAMOND ACQUISITION CORP.,
AND
SUPERIOR WELL SERVICES, INC.
DATED AS OF AUGUST 6, 2010

i

ii

Annex I            Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of August 6, 2010 (this “Agreement”), is made and entered into by and among NABORS INDUSTRIES LTD., a Bermuda exempt company (“Parent”), DIAMOND ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and SUPERIOR WELL SERVICES, INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby; and
     WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing and delivering tender and voting agreements in favor of Parent and Merger Sub (the “Stockholder Agreements”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.
     “Acceptance Time” has the meaning set forth in Section 2.1(a).
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
     “Agreement” has the meaning set forth in the Preamble.
     “Beneficial Owner” or “Beneficial Ownership” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security.

     “Board of Directors” means the board of directors of any specified Person.
     “Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
     “Certificate” has the meaning set forth in Section 2.11(b).
     “Certificate of Merger” has the meaning set forth in Section 2.8.
     “Change in Company Recommendation” has the meaning set forth in Section 6.2(b).
     “Change in Control Arrangement” has the meaning set forth in Section 6.6(e).
     “Closing” has the meaning set forth in Section 2.7.
     “Closing Date” has the meaning set forth in Section 2.7.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the Preamble.
     “Company Benefit Plan” means, whether or not written, each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom or other stock based award, severance or termination pay, retention, change in control, collective bargaining, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any ERISA Affiliate, for the benefit of any current or former employee, director, consultant or member of the Company or any Company Subsidiary.
     “Company Common Stock” means the common stock, par value $0.01, of the Company.
     “Company Contracts” has the meaning set forth in Section 3.18(b).
     “Company Directors” has the meaning set forth in Section 2.3(a).
     “Company Disclosure Letter” has the meaning set forth in ARTICLE III.
     “Company Fairness Opinion” has the meaning set forth in Section 3.22.
     “Company Financial Advisor” has the meaning set forth in Section 3.22.
     “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Schneider Downs & Co., Inc., the independent auditors of the Company for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.
     “Company 401(k) Plan” has the meaning set forth in Section 6.6(f).
     “Company Intellectual Property” has the meaning set forth in Section 3.17(a).
     “Company Leased Real Property” means each material leasehold or similar interest held by the Company or a Company Subsidiary in any real property used or occupied in connection with the businesses of the Company or any Company Subsidiary.
     “Company Leases” means all leases and agreements under which the Company or any Company Subsidiary holds any Company Leased Real Property.
     “Company Owned Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.
     “Company Owned Real Property” means material real property held by the Company or any Company Subsidiary.
     “Company Permits” has the meaning set forth in Section 3.12(a).
     “Company Recommendation” has the meaning set forth in Section 2.2(a).
     “Company Restricted Share” has the meaning set forth in Section 3.3(b).
     “Company SEC Documents” has the meaning set forth in Section 3.7(a).
     “Company Series A Preferred Stock” means the 4% Series A Convertible Preferred Stock, without par value, of the Company.
     “Company Stock Plan” has the meaning set forth in Section 3.3(c).
     “Company Stockholder Approval” has the meaning set forth in Section 3.4(c).
     “Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).
     “Company Subsidiary” or “Company Subsidiaries” has the meaning set forth in Section 3.2(a).
     “Confidentiality Agreements” means the (i) Confidentiality Agreement, dated as of April 30, 2010, between Nabors Industries, Inc., a wholly-owned subsidiary of Parent, and the Company, and (ii) Confidentiality Agreement, dated as of May 20, 2010, between Nabors Industries, Inc. and the Company.
     “Constituent Documents” means, with respect to any entity, its certificate or articles of incorporation, bylaws, and any similar charter or other organizational documents of such entity.
     “Continuing Employee” has the meaning set forth in Section 6.6(a).

     “Delaware Courts” has the meaning set forth in Section 9.10(a).
     “DGCL” means the General Corporation Law of the State of Delaware.
     “D & O Insurance” has the meaning set forth in Section 6.8(b).
     “Effective Time” has the meaning set forth in Section 2.8.
     “Environmental Law” means any foreign, federal, state or local Law (including all common law) regulating or relating to the protection of human health or safety, natural resources or the environment, including Laws relating to wetlands, pollution, environmental contamination or the use, generation, management, handling, injection, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.
     “Environmental Permit” means any permit, license, registration, authorization or consent of any Governmental Entity and necessary to comply with applicable Environmental Laws.
     “Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, performance shares, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any entity or any trade or business, whether or not incorporated, with whom the Company or any Company Subsidiary is or was deemed a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” has the meaning set forth in Section 2.14(a).
     “Exchange Fund” has the meaning set forth in Section 2.14(a).
     “GAAP” has the meaning set forth in Section 3.7(b).
     “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC or other governmental authority, including any state attorney general, or arbitral tribunal.
     “Hazardous Substances” means (a) any petrochemical or petroleum distillates or by-products, acidizing, well improvement, hydraulic fracturing (“fracking”) or drilling fluids, produced waters, radioactive materials (including naturally occurring radioactive materials), asbestos in any form , urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, explosives, and radon gas, and (b) any chemicals, materials, wastes, or substances defined, listed, or classified as or included in the definition or designations of “hazardous substances”, “solid waste”, “regulated substances”, “hazardous wastes”, “hazardous materials”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants” or “pollutants” or words of similar meaning and regulatory effect or with respect to which liability or standards of conduct are imposed.
     “HSR Act” has the meaning set forth in Section 3.6(b).
     “Indemnified Persons” has the meaning set forth in Section 6.8(a).
     “Intellectual Property” means (a) trademarks, service marks, trade names, and Internet domain names, together with all goodwill, registrations and applications related to the foregoing, (b) patents and patent applications, (c) copyrights (including any registrations and applications for any of the foregoing), and (d) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code).
     “IRS” means the U.S. Internal Revenue Service.
     “knowledge” means, with respect to any Party, the actual knowledge of such Party’s executive officers.
     “Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any securities law.
     “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Material Adverse Effect” means, (x) when used in connection with Parent or the Company, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) general economic or financial market conditions (other than those specified in clause (y) below), including with respect to interest rates or currency exchange rates; (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement; (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement; (iv) any change in applicable Law or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement; (v) general conditions in the industries in which such Party and its Subsidiaries operate; (vi) the failure, in and of itself, of such Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of such Party’s securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect); (vii) changes in the price of oil or natural gas, or any other product used or sold by such Party or its Subsidiaries; and (viii) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect of this Agreement or the transactions contemplated hereby, compliance with the covenants and other agreements contained herein, or any other agreement to be executed and delivered in connection herewith and therewith, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of such Party or any of its Subsidiaries; except, in the cases of clauses (i), (ii), (iii), (iv), (v) and (vii), to the extent that such Party and its Subsidiaries, taken as a whole, are materially disproportionately affected adversely thereby as compared with other participants in the industries in which such Party and its Subsidiaries operate (in which case the incremental disproportionate adverse impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), and (y) when used in connection with the Company, as of any date of determination, a disruption of, or adverse change in, the financial, banking or capital markets that is not in effect as of the date of this Agreement but occurred after the date of this Agreement and is continuing as of such date of determination, which disruption or adverse change is catastrophic and material in nature.
     “Maximum Annual Premium” has the meaning set forth in Section 6.8(b).
     “Merger” means the merger of Merger Sub with and into the Company, in accordance with the applicable provisions of the DGCL, following the consummation of the Offer.
     “Merger Consideration” has the meaning set forth in Section 2.11(a).
     “Merger Sub” has the meaning set forth in the Preamble.
     “Minimum Condition” has the meaning set forth in Section 2.1(a).
     “Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
     “NASDAQ” has the meaning set forth in Section 2.3(a).
     “Notice of Change in Company Recommendation” has the meaning set forth in Section 6.5(c).
     “Notice of Superior Proposal” has the meaning set forth in Section 6.5(c).
     “Offer” means the offer to be made by Merger Sub to purchase the Company Common Stock in accordance with Section 2.1, as such offer may be amended and supplemented from time to time as permitted by this Agreement.

     “Offer Commencement Date” has the meaning set forth in Section 2.1(a).
     “Offer Documents” has the meaning set forth in Section 2.1(b).
     “Offer Price” means $22.12 in cash without interest.
     “Order” means any order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement, whether civil, criminal or administrative.
     “Parent” has the meaning set forth in the Preamble.
     “Parent Disclosure Letter” has the meaning set forth in ARTICLE IV.
     “Parent SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by Parent or furnished by Parent with or to the SEC since January 1, 2009, together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference.
     “Parent Subsidiary” means each Subsidiary of Parent.
     “Party” or “Parties” has the meaning set forth in the Preamble.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Liens” means (i) any liens for Taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (iv) any lien which does not materially interfere with the use of the property subject thereto, (v) liens existing or expressly permitted pursuant to credit facilities of the Company or the Company Subsidiaries existing as of the date of this Agreement, (vi) liens existing or expressly permitted pursuant to the Second Lien Notes, and (vii) purchase money liens arising in the ordinary course of business.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
     “Promissory Note” has the meaning set forth in Section 2.4(c).
     “Proxy Statement” has the meaning set forth in Section 6.1(a).
     “Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any appropriate Governmental Entity, including any of the following: (i) issued patents and patent applications; (ii) trademark registrations, renewals and applications; (iii) copyright registrations and applications; and (iv) domain name registrations.

     “Reimbursable Expenses” means, with respect to a Party, the cash amount necessary to fully reimburse such Party, its Subsidiaries and Affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this Agreement by any of them or on their behalf in connection with the Offer and the Merger, the preparation of this Agreement, their due diligence investigation of the other Parties and the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms or financial advisors (and their respective counsel and Representatives), accountants, experts and consultants to such Party or any of their Subsidiaries or Affiliates in connection with the Offer and the Merger, the preparation of this Agreement, their due diligence investigation of the other Parties and the transactions contemplated by this Agreement.
     “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.
     “Representatives” has the meaning set forth in Section 6.3(a).
     “Restraints” has the meaning set forth in Section 7.1(b).
     “Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).
     “Schedule 14D-9” has the meaning set forth in Section 2.2(b).
     “SEC” means the U.S. Securities and Exchange Commission.
     “Second Lien Notes” means the Second Lien Notes due 2013, which were issued pursuant to and under the terms and conditions of the Indenture, dated as of November 18, 2008, between the Company, Superior GP, L.L.C., Superior Well Services, Ltd., SWSI Fluids, LLC, and Wilmington Trust FSB, as Trustee and Collateral Agent thereunder.
     “Section 8.1(d) Notice” has the meaning set forth in the paragraph immediately following Section 8.1(d)(i).
     “Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Stockholder Agreements” has the meaning set forth in the Recitals.
     “Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which Securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.
     “Superior Proposal” means any bona fide, written, unsolicited Takeover Proposal regarding the Company made by any Person (other than Parent or Merger Sub) that, if consummated, would result in such Person acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of the Company’s Securities or more than fifty percent (50%) of the assets of the Company and its Subsidiaries, and that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) is reasonably expected to be consummated and is more favorable to its stockholders than the Offer, the Merger and the other transactions contemplated hereby from a financial point of view, taking into account all (i) financing, (ii) regulatory, (iii) legal, and (iv) other aspects of such proposal (including the expected timing of such proposal as compared to the Offer and Merger).
     “Surviving Corporation” has the meaning set forth in Section 2.6.
     “Takeover Proposal” means any third party proposal or offer for a direct or indirect (a) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving the Company or one or more of its Subsidiaries, (b) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of twenty percent (20%) or more of the fair value of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing twenty percent (20%) or more of the voting power of the Company’s Securities; provided, however, that the term “Takeover Proposal” shall not include the Offer, the Merger or the other transactions contemplated hereby.
     “Tax” (and with the correlative meaning “Taxes”) means any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.
     “Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.
     “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

     “Termination Fee” means $22,500,000.
     “Top-Up Closing” has the meaning set forth in Section 2.4(c).
     “Top-Up Option” has the meaning set forth in Section 2.4(a).
     “Top-Up Shares” has the meaning set forth in Section 2.4(a).
     “U.S.” means the United States of America.
     “Walk-Away Date” has the meaning set forth in Section 8.1(b)(i).
     “WARN Act” has the meaning set forth in Section 3.16(g).
ARTICLE II
THE OFFER; THE MERGER; CONVERSION OF SHARES
     Section 2.1 The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or conditions set forth in subparagraphs (a) through (d) of Annex I shall have occurred and be continuing and not have been waived by Parent or Merger Sub, as promptly as reasonably practicable and, in any event, within ten (10) Business Days of the date of this Agreement, Parent shall cause Merger Sub to, and Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable after the date of this Agreement. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”. Each share of Company Common Stock accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be purchased for cash at the Offer Price. The obligations of Merger Sub to accept for payment and to pay for (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for) any shares of Company Common Stock validly tendered on or prior to the expiration of the Offer (as it may be extended in accordance with this Agreement) and not properly withdrawn shall be subject to (i) there being validly tendered (other than by guaranteed delivery where actual delivery has not occurred on or prior to such time) and not properly withdrawn prior to the expiration of the Offer (as it may be extended in accordance with this Agreement) that number of shares of Company Common Stock which, when added to any shares of Company Common Stock owned by Parent or any of its Subsidiaries, represents a majority of the shares of Company Common Stock outstanding on a fully-diluted basis (the “Minimum Condition”), and (ii) the other events or conditions set forth in Annex I. Subject to the terms and conditions of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to), in accordance with the terms of the Offer, consummate the Offer and accept for payment and pay for all shares of Company Common Stock (the time of such first acceptance, the “Acceptance Time”) validly tendered and not properly withdrawn pursuant to the Offer promptly after expiration of the Offer; provided, however, that (i) if on the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as it may be extended in accordance with this Agreement), any of the events or conditions to the Offer set forth on Annex I shall exist and, subject to the provisions of this Agreement, shall not have been waived by Merger Sub, Merger Sub expressly reserves the right to (and, in such case, Parent shall cause Merger Sub to), from time to time, extend the Offer for additional successive periods of up to twenty (20) Business Days per extension (with the length of such periods to be determined by Parent), until all of the conditions set forth in Annex I are satisfied or validly waived in order to permit the Acceptance Time to occur, and (ii) Merger Sub shall extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. If less than 90% of the number of outstanding shares of Company Common Stock are accepted for purchase pursuant to the Offer, Merger Sub may, in its sole discretion (and without the consent of the Company or any other Person), elect to provide for one or more subsequent offering periods (of up to twenty (20) Business Days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act. Merger Sub expressly reserves the right from time to time to waive any of the conditions set forth in Annex I (other than the Minimum Condition and the condition set forth in subparagraph (e) of Annex I) or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, change, modify or waive the Minimum Condition, impose additional conditions to the Offer or modify or change any condition to the Offer in a manner materially adverse to the holders of shares of Company Common Stock or in a manner which would delay consummation of the Offer, reduce the time period during which the Offer shall remain open or, except for any extension required or permitted hereunder, extend or otherwise change the expiration date of the Offer, or amend, modify or supplement any other term of the Offer in any manner adverse to the holders of shares of Company Common Stock or in a manner which would delay consummation of the Offer.
          (b) Subject to the first sentence of Section 2.1(a), as promptly as reasonably practicable and, in any event, no later than the Offer Commencement Date, in order to reflect the execution of this Agreement and the terms hereof, Parent shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain a form of a letter of transmittal (such schedule together with the documents included therein pursuant to which the Offer is made, and any amendments and supplements thereto, the “Offer Documents”). Subject to the Company’s compliance with Section 2.2(c), Parent and Merger Sub shall cause the Offer Documents to be disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 2.1(b). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. In addition, Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or Merger Sub’s, as the case may be, receipt of such comments, and (ii) a reasonable opportunity to participate in the response of Parent or Merger Sub to those comments and to provide comments on that response.
          (c) In the event this Agreement is terminated pursuant to Section 8.1 prior to the Acceptance Time, Parent and Merger Sub shall promptly terminate the Offer without accepting any shares of Company Common Stock previously tendered and Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof.
          (d) If any portion of the Offer Price is to be paid to a Person other than the Person in whose name the tendered shares of Company Common Stock are registered, the amount of any stock transfer or other similar Taxes (whether imposed on the registered holder(s), or such other Person, or otherwise) payable on account of such transfer to such other Person shall be deducted from the Offer Price for the exchange of such shares of Company Common Stock in the Offer, unless evidence satisfactory to Merger Sub of the payment of such Taxes, or exemption therefrom, is submitted.
          (e) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.
     Section 2.2 Company Actions.
          (a) The Company hereby represents that its Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer and, to the extent required by applicable Law, adopt this Agreement (the “Company Recommendation”), and (iv) to the extent necessary, adopted a resolution having the effect of causing Parent and Merger Sub not to be prohibited from entering into a “business combination” (as such term is defined in Section 203 of the DGCL) with the Company as a result of the execution of this Agreement or the Stockholder Agreements or the consummation of the Offer or the Merger or other transactions contemplated hereby and thereby, and ensuring that no state takeover law or similar Law will apply to the Offer, the Merger, the Stockholder Agreements, or any of the other transactions contemplated hereby or thereby, which exemption shall be irrevocable during the term of this Agreement. The Company consents to the inclusion of the Company Recommendation in the Offer Documents. The Company has been advised that all of its directors and executive officers who own shares of Company Common Stock intend to tender such shares pursuant to the Offer.
     (b) On the same date that the Offer Documents are filed with the SEC as contemplated by the first sentence of Section 2.1(b), the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (as originally filed, together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall contain the Company Fairness Opinion and, subject to Section 6.5(c), the Company Recommendation. The Company agrees to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by and in accordance with applicable U.S. federal securities Laws and to use its reasonable best efforts to cause the Schedule 14D-9 to be distributed to such holders concurrently with the Offer Documents. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by Law. The Company agrees to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the shares of Company Common Stock as required by and in accordance with applicable U.S. federal securities Laws. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with the obligations relating to Schedule 14D-9 contained in this Section 2.2(b). Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company shall provide Parent, Merger Sub and their counsel with (i) any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response.
          (c) In connection with the Offer, the Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case, true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or its agents may reasonably request in connection with the Offer.
     Section 2.3 Directors.
          (a) Upon the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, Parent shall be entitled to designate such number of new directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the new directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and any of their Affiliates bears to the total number of shares of Company Common Stock then outstanding, and, subject to applicable Law, the Company shall promptly take all actions necessary to cause Parent’s designees who qualify as directors under applicable Law to be so elected; provided, however, that prior to the Effective Time, the Board of Directors of the Company shall always have at least three members who were members of the

Board of Directors of the Company as of immediately prior to the Acceptance Time and who are independent directors for purposes of the continued listing requirements of the NASDAQ Global Select Market (“NASDAQ”) (together with any person selected to succeed a Company Director pursuant to the next sentence of this Section 2.3(a) the “Company Directors”); provided, further, that the Board of Directors of the Company shall, subject to the Company’s Constituent Documents and applicable Law, take such action as is necessary so that, prior to being elected to the Board of Directors of the Company, the new directors designated by Parent for election to the Board of Directors of the Company pursuant to this Section 2.3 will be deemed to be “continuing directors” for purposes of Section 11 of the Certificate of Designations of the Company Series A Preferred Stock. If prior to the Effective Time, (i) the number of directors who are Company Directors is reduced to two (2), the remaining directors who were Company Directors shall be entitled to designate one (1) person to the Board of Directors of the Company who is not an officer, director, employee or designee of Parent, Merger Sub or any of their Affiliates and who is reasonably satisfactory to Parent, (ii) the number of directors who are Company Directors is reduced to one (1), the remaining director who was a Company Director shall be entitled to designate two (2) persons to the Board of Directors of the Company who are not officers, directors, employees or designees of Parent, Merger Sub or any of their Affiliates and who are reasonably satisfactory to Parent, and (iii) there shall be no Company Directors for any reason, then the remaining individuals who constituted the Company’s Board of Directors immediately prior to the Acceptance Time shall be entitled to designate three (3) persons to the Board of Directors of the Company who are not officers, directors, employees or designees of Parent, Merger Sub or any of their Affiliates and who are reasonably satisfactory to Parent (and, in each case, the persons so designated shall be considered Company Directors for purposes of this Agreement). The Board of Directors of the Company shall, subject to the Company’s Constituent Documents and applicable Law, take all actions necessary to appoint the individuals designated in the preceding sentence to the Board of Directors of the Company. Upon Parent’s request, at each such time Parent is entitled to designate directors on the Board of Directors of the Company, the Company will also cause (i) each committee of the Board of Directors of the Company, (ii) the Board of Directors of each of the Subsidiaries, and (iii) each committee of such Board of Directors of each of the Subsidiaries to include persons designated by Parent constituting at least the same percentage of each such committee or Board of Directors as Parent’s designees constitute on the Board of Directors of the Company. The Company’s obligations to cause the election or appointment of Parent’s designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.3(a), and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.3(a), so long as Parent shall have provided to the Company on a timely basis the information and consents with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent will be solely responsible for any information with respect to itself and its nominees, officers and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.
          (b) Prior to the Acceptance Time, the Company shall obtain irrevocable resignations, conditioned upon the payment by Merger Sub for shares of Company Common

Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, of a sufficient number of directors to implement the provisions of Section 2.3(a). The Company shall deliver to Parent true and complete copies of such resignations prior to the Acceptance Time.
          (c) Notwithstanding anything in this Agreement to the contrary but subject to Section 9.8, following the time directors designated by Parent are elected or appointed to the Board of Directors of the Company and prior to the Effective Time, the affirmative vote of a majority of the Company Directors then in office shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies hereunder, (iii) agree to extend the time for performance of Parent’s or Merger Sub’s obligations hereunder, or (iv) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby required to be taken by the Board of Directors of the Company adversely affecting the rights of the Company’s stockholders (other than Parent or Merger Sub).
     Section 2.4 Top-Up Option.
          (a) The Company hereby grants to Parent and/or Merger Sub an irrevocable option (the “Top-Up Option”), subject to the terms and conditions hereof, to purchase that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of such exercise, shall constitute one share of Company Common Stock more than ninety percent (90%) of the number of shares of Company Common Stock entitled to vote on the Merger after the issuance of the Top-Up Shares, calculated on a fully-diluted basis, or, at Parent’s election, on a primary basis, at an exercise price per Top-Up Share equal to the Offer Price; provided, however, that the Top-Up Option may be exercised only if (i) the issuance of the Top-Up Shares shall not require approval of the Company’s stockholders under applicable Law (including the rules of NASDAQ), (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order, and (iii) the Top-Up Option is exercisable for not more than the number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized but unissued (and not reserved for issuance) at the time of exercise of the Top-Up Option.
          (b) The Top-Up Option shall only be exercisable once in whole and not in part at any time within ten (10) Business Days following the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, or if any subsequent offering period is provided, during the ten (10) Business Day period following the expiration date of the subsequent offering period; provided, however, that the Top-Up Option shall terminate upon the earlier of (i) the termination of this Agreement in accordance with the terms hereof, and (ii) the Effective Time.
          (c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall so notify the Company in writing at least three (3) Business Days in advance of such exercise and shall set forth in such notice (i) whether Parent is electing to have the number of Top-Up Shares, determined on a fully-diluted or primary basis, (ii) the number of shares of Company Common Stock owned by Merger Sub immediately preceding the purchase of the Top-Up Shares, and (iii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and, based on the information specified in the notice of Parent or Merger Sub, the number of Top-Up Shares. At the Top-Up Closing, (i) Parent or Merger Sub shall pay to the Company the aggregate price required to be paid for the Top-Up Shares either entirely in cash or, at Parent’s or Merger Sub’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price to be paid for the Top-Up Shares less the amount paid in cash (the “Promissory Note”), and (ii) the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares. The Promissory Note shall be unsecured, full recourse, non-negotiable and non-transferable, be due on the first anniversary of the Top-Up Closing, bear simple interest of three percent (3%) per annum, be prepayable without premium or penalty, and shall have no other material terms.
          (d) Parent and Merger Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub hereby represents and warrants to the Company that each of Parent and Merger Sub is, and will be upon the purchase of the Top-Up Shares, an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act. Parent and Merger Sub agree that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
     Section 2.5 Short Form Merger. Notwithstanding anything to the contrary in this Agreement, if, after the consummation of the Offer and any exercise of the Top-Up Option, the shares of Company Common Stock owned by Merger Sub represent at least ninety percent (90%) of the then-outstanding shares of Company Common Stock, Parent shall cause Merger Sub to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in this ARTICLE II.
     Section 2.6 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation and shall continue to be governed by the Laws of the State of Delaware (as such, the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, in accordance with the DGCL, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts and obligations of Merger Sub shall become the debts and obligations of the Surviving Corporation.

     Section 2.7 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Milbank, Tweed, Hadley & McCloy, LLP, 1 Chase Manhattan Plaza, New York, NY 10005, on a date to be specified by the Parties, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in ARTICLE VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). The date the Closing occurs shall be referred to as the “Closing Date” and shall be subject to change upon the mutual agreement of the Parties.
     Section 2.8 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company shall file a certificate of merger complying with Section 251 or Merger Sub shall file a certificate of ownership and merger complying with Section 253, as applicable, of the DGCL (either, the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted for record by the Secretary of State of the State of Delaware, or at such later time (not to exceed thirty (30) days after such acceptance) as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.
     Section 2.9 Surviving Corporation Constituent Documents.
          (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.
          (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended as provided therein or by applicable Law.
     Section 2.10 Surviving Corporation Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation or otherwise as provided by applicable Law.
     Section 2.11 Effect on Capital Stock.
          (a) At the Effective Time, subject to the provisions of this ARTICLE II, each share of Company Common Stock issued and outstanding (including all Company Restricted Shares) immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub, the Company, or any wholly owned Subsidiary of the Company or of Parent, or dissenting shares as set forth in Section 2.13) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the Offer Price (the “Merger Consideration”).

          (b) From and after the Effective Time, none of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE II shall remain outstanding and such shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such Securities, except the right to receive the Merger Consideration to which such holder may be entitled pursuant to this Section 2.11.
          (c) At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company (or any wholly owned Subsidiary of the Company or of Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.
          (d) At the Effective Time, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of Company Series A Preferred Stock of the Surviving Corporation unaffected by the Merger other than, from and after the Effective Time and pursuant to the terms of Section 6.2(i) of the Certificate of Designations of the Company Series A Preferred Stock in effect immediately prior to the Effective Time, each share of Company Series A Preferred Stock shall be convertible into, in lieu of Company Common Stock, the Merger Consideration that would have been receivable upon the Merger by a holder of the number of shares of Company Common Stock into which such share of Company Series A Preferred Stock was convertible immediately prior to the Effective Time.
          (e) At the Effective Time, each issued and outstanding share of common stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.
     Section 2.12 Treatment of Company Restricted Shares. The Board of Directors of the Company (or the relevant committee thereof responsible for administration of the Company Stock Plans) has adopted or shall adopt prior to the Acceptance Time resolutions, and the Company has taken or shall take prior to the Acceptance Time all actions (including obtaining consent from any applicable holder), to the extent necessary to ensure that, as of the Acceptance Time, each Company Restricted Share which is outstanding immediately prior to the Acceptance Time shall be fully vested and nonforfeitable, and all restrictions thereon shall lapse immediately prior to the Acceptance Time.
     Section 2.13 Appraisal Rights.
          (a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock or Company Series A Preferred Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 262 of the DGCL with respect to such share shall not, in the case of the Company

Common Stock, be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.11 or, in the case of the Company Series A Preferred Stock, be deemed to remain outstanding as a share of Company Series A Preferred Stock, and the holder of such share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise waive or lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time and the time of the failure to perfect such rights or the loss of such rights, such share shall, in the case of the Company Common Stock, automatically be converted into and shall represent only the right to receive (upon the surrender of the stock Certificate representing such share) the Merger Consideration in accordance with Section 2.11 and, in the case of the Company Series A Preferred Stock, automatically resume the status of an outstanding share of Company Series A Preferred Stock.
          (b) The Company shall give Parent (i) prompt notice of (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and (B) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer. For the avoidance of doubt, it is acknowledged and agreed that, in any appraisal proceeding with respect to dissenting shares of Company Common Stock or Company Series A Preferred Stock and to the fullest extent permitted by applicable Law, the fair value of the dissenting shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the shares of Company Common Stock issued pursuant to the Top-Up Option or any promissory note delivered by Parent or Merger Sub to the Company in payment for the shares of Company Common Stock issued pursuant to the Top-Up Option.
     Section 2.14 Exchange of Certificates.
          (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock as of the Effective Time whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.11, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration. Immediately after the Effective Time, Parent shall cause to be deposited with the Exchange Agent cash in U.S. dollars sufficient to pay the aggregate Merger Consideration payable upon due surrender of the Certificates pursuant to the provisions of this ARTICLE II, in trust for each holder of shares of Company Common Stock. All cash deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The

Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.11 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the Exchange Fund as directed by Parent so long as such investment is in securities fully guaranteed by the United States of America which may be liquidated at any time without loss or penalty. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.
          (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, will be entitled to receive in exchange therefor a check drawn by the Exchange Agent or a bank cashier’s check in the amount that such holder has the right to receive pursuant to the provisions of this ARTICLE II. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any required stock transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.
          (e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.14 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
          (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this ARTICLE II.
     Section 2.15 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     Section 2.16 Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Securities of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.16 shall be construed to require or permit the Company or Parent to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
     Section 2.17 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as otherwise disclosed or identified in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature, other than any specific historical factual information regarding events or matters that have occurred or exist) (other than with respect to Section 3.3(c)) or in a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (with reference to the sections or subsections in this Agreement to which the information in such Company Disclosure Letter relates; provided that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.
     Section 3.2 Subsidiaries.
          (a) Section 3.2(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and (ii) each such Company Subsidiary’s jurisdiction of incorporation or organization. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.
          (b) The Company is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary as set forth on Section 3.2(b) of the Company Disclosure Letter, in each case free and clear of any Liens other than Permitted Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the

Securities of the Company Subsidiaries, the Company does not own, directly or indirectly, any Securities in any Person.
     Section 3.3 Capitalization.
          (a) The authorized stock of the Company consists of 80,000,000 shares, par value $0.01 per share, of which (i) 70,000,000 shares have been classified as shares of Company Common Stock, and (ii) 10,000,000 shares have been classified as Company preferred stock.
          (b) At the close of business on August 4, 2010: (i) 30,810,204 shares of Company Common Stock were issued and outstanding, of which 579,568 were subject to vesting and other forfeiture restrictions or repurchase conditions (each, a “Company Restricted Share”); (ii) 75,000 shares of Company Series A Preferred Stock were issued and outstanding; (iii) 2,700,000 (as of the close of business on August 4, 2010) shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans; and (iv) 3,000,000 shares of Company Common Stock were reserved for issuance upon conversion of Company Series A Preferred Stock. Except as set forth above, as of August 4, 2010, no Securities of the Company were issued, reserved for issuance or outstanding. Except for the Company Restricted Shares, all issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock have been, and all shares of Company Common Stock that may be issued upon conversion of Company Series A Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.
          (c) Section 3.3(c) of the Company Disclosure Letter sets forth each equity or equity-based compensation plan or arrangement of the Company (each a “Company Stock Plan”). There are no Equity Rights consisting of, based on or relating to shares of Company Common Stock that have been granted under any Company Stock Plan other than Company Restricted Shares, the total number outstanding of which are set forth in Section 3.3(b) of this Agreement. The Company has made available to Parent the form of agreement related to each such award. The Company has made available to Parent a list that is current, accurate and complete in all material respects, as of June 30, 2010, of each Company Restricted Share award, including the name of the holder thereof, the name of the Company Stock Plan under which such award was granted and the number of shares of Company Common Stock subject thereto.
          (d) Except as set forth in the terms of the Company Series A Preferred Stock, there are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary. Except as set forth in the terms of the Company Series A Preferred Stock, neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders of Securities. There are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any Company Subsidiary, or any Equity Rights of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Equity Right, commitment, contract, arrangement or undertaking, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any Company Subsidiary, in each case, except as set forth in the terms of the Company Series A Preferred Stock or the Second Lien Notes. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Second Lien Notes. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the Securities of the Company.
     Section 3.4 Authorization; Board Approval; Voting Requirements.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject to the Company Stockholder Approval (to the extent required by applicable Law) with respect to the Merger. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except, in each case, for the adoption of the Merger by the Company Stockholder Approval, to the extent required by applicable Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or law).
          (b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and (iii) making the Company Recommendation.
          (c) To the extent required by applicable Law, the affirmative vote at the Company Stockholders Meeting of holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Securities of the Company necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

     Section 3.5 Takeover Statute; No Restrictions on the Merger. To the extent necessary, the Board of Directors of the Company has adopted a resolution having the effect of causing Parent and Merger Sub not to be prohibited from entering into a “business combination” (as such term is defined in Section 203 of the DGCL) with the Company as a result of the execution of this Agreement or the Stockholder Agreements or the consummation of the Offer or the Merger or other transactions contemplated hereby and thereby, and ensuring that no state takeover law or similar Law will apply to the Offer, the Merger, the Stockholder Agreements, or any of the other transactions contemplated hereby or thereby. No anti-takeover statute (including Section 203 of the DGCL) is applicable to this Agreement, the Offer, the Merger, the Stockholder Agreements, or the other transactions contemplated hereby or thereby.
     Section 3.6 Consents and Approvals; No Violations.
          (a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not: (i) violate or result in a breach of any provisions of the Constituent Documents of the Company or any Company Subsidiary; (ii) violate in any material respect any Law binding upon or otherwise applicable to the Company or any Company Subsidiary, or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 3.6(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Company Contract or any agreement relating to the Company Leased Real Property; (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any Company Subsidiary; or (v) cause the suspension or revocation of any Company Permit, except, in the case of clauses (iii), (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.
          (b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company, the execution and delivery of the Stockholder Agreements, or the consummation by the Company of the transactions contemplated hereby, except for: (i) compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) the filing of the Certificate of Merger with, and acceptance for record by, the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” or state takeover or competition Laws; (iii) the filings with the SEC of (A) if the Company Stockholder Approval is required by applicable Law, the Proxy Statement, (B) the Offer Documents, (C) the Schedule 14D-9 and (D) such reports and other filings under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; and (iv) any such other clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material

Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.
     Section 3.7 SEC Reports; Company Financial Statements.
          (a) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2009 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective), or if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that were amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except with respect to the registration for resale of the Second Lien Notes, none of the Company Subsidiaries is required to make any filings with the SEC.
          (b) The Company Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The consolidated balance sheets (including the related notes) included in the Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for the absence of footnotes, if applicable).
     Section 3.8 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on the consolidated balance sheet of the Company dated as of June 30, 2010, except for liabilities and obligations (i) reflected on or reserved against in the Company SEC Documents, (ii) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (iii) incurred in the ordinary course of business, or (iv) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

     Section 3.9 Offer Documents; Schedule 14D-9; Proxy Statement. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents or the Proxy Statement will, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 (i) will not, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act, except that, in each case, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9.
     Section 3.10 Absence of Certain Changes.
          (a) From January 1, 2010 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.
          (b) Since January 1, 2010, there has not been any change, development, event, occurrence or effect that has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.
     Section 3.11 Litigation. There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company. There is no Order of any Governmental Entity outstanding against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.
     Section 3.12 Compliance with Laws.
          (a) Each of the Company and the Company Subsidiaries holds all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the “Company Permits”), except where the failure to hold such Company Permits, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries is in

compliance with the terms of the Company Permits, except where the failure to comply with such Company Permits, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (b) The businesses of the Company and the Company Subsidiaries is conducted in compliance with all Laws and Orders, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries is in compliance in all material respects with its Constituent Documents. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (c) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2010, the Company has complied in all material respects with the provisions of the Sarbanes-Oxley Act.
          (d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) in compliance with the Exchange Act.
          (e) Since January 1, 2010, neither the Company’s outside auditors nor the audit committee of the Board of Directors of the Company has been advised of (i) any “material weaknesses” in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Statement of Auditing Standards No. 60, as in effect on the date hereof.
     Section 3.13 Taxes.
          (a) Subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each Company Subsidiary has (x) duly and timely filed or has caused to be filed with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by them in respect of any Taxes, which Tax Returns were true, correct and complete, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, (y) duly and timely paid in full or withheld (or the Company has paid or withheld on the Company Subsidiaries’ behalf) all Taxes that are due and payable by them, other than Taxes that are being contested in good faith in appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements, and (z) with respect to amounts withheld under the preceding clause (y) in respect of any employee, independent contractor, creditor, stockholder or any other third party, reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or other third party, to the extent required under applicable Tax Law, (ii) the Company and the Company Subsidiaries have established on the Company Financial Statements an adequate accrual or provision for all Taxes not yet due and payable as of the date of such financial statements, (iii) none of the Company or any Company Subsidiary has any extension or waiver of the limitation period applicable to the payment or collection of Taxes currently in effect, (iv) there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens, (v) there are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any Taxing Authority, (vi) to the Company’s knowledge, neither the Company nor any Company Subsidiary is currently the subject of any audit or other similar proceeding with respect to Taxes, no such audit or proceeding has been threatened in writing, and no deficiency for any Tax has been asserted or assessed by any Taxing Authority in writing against the Company or any Company Subsidiary, except for deficiencies which have been satisfied by payment, settled or been withdrawn, or which are being contested in good faith by appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements, (vii) neither the Company nor any Company Subsidiary is party to any tax sharing agreements, tax indemnity agreements or other similar agreements (other than such an agreement or arrangement (x) exclusively between or among the Company and the Company Subsidiaries or (y) in the ordinary course of business with vendors, customers or lessors), (viii) none of the Company or any Company Subsidiary has any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Company Subsidiary), or has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise (other than any liability for the Taxes of any Person resulting from an agreement or arrangement in the ordinary course of business with vendors, customers or lessors), and (ix) none of the Company or any Company Subsidiary will be required to include in income after the Closing any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method by the Company or any Company Subsidiary prior to Closing.
          (b) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
          (c) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof.
          (d) The representations and warranties in this Section 3.13 and Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Tax matters.

     Section 3.14 Real Property.
          (a) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, with respect to each parcel of Company Owned Real Property: (i) the Company or a Company Subsidiary has good and marketable title to such Company Owned Real Property, free and clear of any Liens, other than Permitted Liens; (ii) neither the Company nor any Company Subsidiary has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein; (iv) all buildings, structures, fixtures and improvements on the Company Owned Real Property are in good condition and repair, ordinary wear and tear excepted; and (v) there is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Owned Real Property or any portion thereof or interest therein.
          (b) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company: (i) each of the Company Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Company Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or law); (ii) there are no outstanding options or rights of any party to terminate any Company Lease prior to the expiration of the term thereof; (iii) neither the Company nor any Company Subsidiary is in default under any Company Lease, nor has any notice of default been received by the Company or any Company Subsidiary; (iv) there are no leases, subleases, licenses, concessions or other agreements pursuant to which the Company or any Company Subsidiary has granted to any Person the right of use or occupancy of any portion of the Company Leased Real Property held by the Company or any Company Subsidiary under a Company Lease; (v) all buildings, structures, fixtures and improvements on the Company Leased Real Property are in good condition and repair, ordinary wear and tear excepted; and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Leased Real Property or any portion thereof or interest therein.
     Section 3.15 Employee Benefit Plans and Related Matters; ERISA.
          (a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and summaries of material modifications; (iv) the most recent year’s Form 5500 and attached schedules, actuarial valuation reports and audited financial statements; and (v) all notices given to, or with respect to, such plan by the IRS or U.S. Department of Labor within the last three (3) years.

          (b) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of such Company Benefit Plan. Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and the terms of any applicable collective bargaining agreements. All contributions required to be made to the Company Benefit Plans pursuant to their terms, the Code, ERISA, and any other applicable Laws have been timely made. There are no pending or, to the knowledge of the Company, threatened actions, suits, audits, proceedings or claims by or on behalf of any of the Company Benefit Plans by any employee or beneficiary covered under any Company Benefit Plan, by the IRS, the U.S. Department of Labor, the PBGC or other governmental Entity, or otherwise involving any Company Benefit Plan (other than routine claims for benefits) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse effect on the Company.
          (c) For the six-year period preceding the Closing Date, neither the Company, any Company Subsidiary, nor any ERISA Affiliate has sponsored, contributed to, or had or has any liability respecting, an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Company Benefit Plan, and no employee benefit plan sponsored or contributed to by an ERISA Affiliate within the six-year period preceding the Closing Date, is (i) a Multiemployer Plan, (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
          (d) No event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, Lien, fine, penalty or other liability imposed by ERISA, the Code or other applicable Law. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan.
          (e) No Company Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary or other Persons beyond their retirement or other termination of service, other than (i) health continuation coverage as required by Section 4980B, the full cost of which is borne by the current or former employee or director or other Person or (ii) as required under any Company Benefit Plan that provides long-term disability benefits that have been fully provided by insurance thereunder.
          (f) None of the negotiation or the execution of this Agreement, the making or consummation of the Offer, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Acceptance Time or Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Company Benefit Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (iv) result in the payment of any amount that would not be deductible as a result of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company or any Company Subsidiary is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.
          (g) Neither the Company nor any Company Subsidiary is subject to any material liability, tax or penalty whatsoever to any Person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and to the knowledge of the Company, no circumstances exist which reasonably could result in any material liability, tax or penalty (including, without limitation, a penalty under Section 502 of ERISA) on the Company or any Subsidiary as a result of a breach of any duty under ERISA or under other Laws.
          (h) No Company Benefit Plan is subject to the laws of any jurisdiction outside of the U.S.
          (i) The representations and warranties in this Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to employee benefit matters.
     Section 3.16 Employees; Labor Matters.
          (a) Neither the Company nor any Company Subsidiary is party to, bound by, or in the process of negotiating, a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union or labor organization.
          (b) As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, none of the employees of the Company or any Company Subsidiary is represented by a labor union or other labor organization and (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any Company Subsidiary, (ii) no written demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative in the past three (3) years.
          (c) As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, and there has been no such action or event in the past three (3) years.
          (d) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and the Company Subsidiaries are in compliance with all obligations of the Company or any of the Company Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.
          (e) As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, there is no arbitration, administrative hearing, formal claim of unfair labor practice, other union- or labor-related action or other formal claim, workers’ compensation formal claim, formal claim or investigation of wrongful discharge, formal claim or investigation of employment discrimination or retaliation, or claim or investigation of sexual harassment, against the Company or any Company Subsidiary.
          (f) The Company and the Company Subsidiaries are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (g) During the preceding two years, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of Company Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.
          (h) Each Person employed by the Company or any of the Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and no Person treated as an independent contractor or consultant by the Company or any Company Subsidiary should have been properly classified as an employee under applicable Law, except to the extent that any such misclassification would not reasonably result in a material liability to the Company or any of the Subsidiaries.
          (i) The representations and warranties in this Section 3.16 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to labor matters.

     Section 3.17 Intellectual Property.
          (a) The Company owns or has a valid right to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries (“Company Intellectual Property”), except where the failure to own or otherwise have a right to use such Company Intellectual Property, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will impair the rights of the Company or any Company Subsidiary in any Company Intellectual Property or portion thereof, except where such impairment would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (b) There are no pending, or to the knowledge of the Company, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of the Company and the Company Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any third party or challenging the Company’s ownership, use, validity, enforceability, or registrability of any Company Owned Intellectual Property, except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (c) To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company Subsidiary is infringing upon, misappropriating, or otherwise violating any Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has not received any communications alleging that the Company has violated any of the Intellectual Property, trade secrets or other proprietary rights of any other person or entity, or offering a license under any third party Intellectual Property or trade secret right to avoid litigation or other claims.
          (d) To the knowledge of the Company, as of the date of this Agreement, no third party is misappropriating, infringing, or otherwise violating any Company Intellectual Property or trade secrets, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company. Section 3.17(d) of the Company Disclosure Letter sets forth a complete and accurate list of all Registered Intellectual Property included among the Company Owned Intellectual Property, the owner(s) of such Intellectual Property, the countries in which such Intellectual Property is registered, registration number, and the filing and expiration dates thereof.

          (e) The representations and warranties in this Section 3.17 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Intellectual Property matters.
     Section 3.18 Contracts.
          (a) Except as filed as an exhibit to a Company SEC Document prior to the date of this Agreement, and except for the Company Benefit Plans, each of the following contracts, agreements or arrangements are set forth in Section 3.18(a) of the Company Disclosure Letter:
          (i) any agreement relating to the borrowing of money or the extension of credit (other than agreements among direct or indirect wholly owned Company Subsidiaries, and other than any agreements that generate trade payables or other accounts payable in the ordinary course of business consistent with past practice);
          (ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;
          (iii) any agreement or series of related agreements, including any option agreement, entered into after January 1, 2010 or not yet consummated, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);
          (iv) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business in which the Company is currently engaged including any covenant not to compete, or that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;
          (v) any agreement providing for the production by the Company or any Company Subsidiary of any product on an exclusive or requirements basis or the purchase by the Company or any Company Subsidiary of any product on an exclusive or output basis, in each case not entered into in the ordinary course of business consistent with past practice;
          (vi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than Company Benefit Plans;
          (vii) any agreement or series of related agreements entered into after January 1, 2010 or not yet consummated that involve expenditures or receipts of the Company or any Company Subsidiary in excess of $50,000 individually or $100,000 in the aggregate for a series of related agreements per year, in each case, that are not entered into in the ordinary course of business consistent with past practice;

          (viii) any agreement by which the Company or any Company Subsidiary licenses or otherwise obtains the right to use material Intellectual Property rights or trade secrets of any other Person (other than licenses for readily available commercial software) or by which the Company or any Company Subsidiary is restricted in its right to use or register, or licenses or otherwise permits any other Person to use, enforce, or register any material Company Owned Intellectual Property or trade secrets; or
          (ix) any agreement the termination or breach of which would reasonably be expected to result in a Material Adverse Effect on the Company.
          (b) The agreements, arrangements and plans that are required to be set forth in Section 3.18(a) of the Company Disclosure Letter, or that would be required to be set forth but for the filing thereof as exhibits to the Company SEC Documents, are referred to herein as the “Company Contracts.” Except with respect to matters that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or law), and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract; and since January 1, 2010, neither the Company nor any Company Subsidiary, as the case may be, has waived any material right or relinquished any material benefit under any such Company Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such Company Contract. True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.
     Section 3.19 Environmental Laws and Regulations. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, (i) the Company and each Company Subsidiary are and, to the knowledge of the Company, have been in compliance with applicable Environmental Laws (including any applicable Environmental Permits), (ii) there are no, nor to the knowledge of the Company is there any basis for, liabilities arising under applicable Environmental Laws or Environmental Permits including those arising from any current or historic actual or threatened Releases of Hazardous Substances, former operations or any former Company Subsidiary, by agreement or by operation of Law, and (iii) there are no pending, or to the knowledge of the Company threatened, claims against or involving the Company or any Company Subsidiary by any Person arising under applicable Environmental Law, nor to the knowledge of the Company is there any basis for the same. For purposes of this Section 3.19, “claims” means any written notice of violation, notification of liability, notification of Environmental Permit revocation or modification, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or Order.
     Section 3.20 Insurance. The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the

Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all such insurance policies are in full force and effect.
     Section 3.21 Improper Payments. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any of their respective officers, directors or employees has, in connection with the operation of their respective Company businesses, used any corporate or other funds for bribes, kickbacks or unlawful contributions or payments.
     Section 3.22 Opinion of Financial Advisor. The Company has received the opinion of Simmons & Company International (the “Company Financial Advisor”), dated as of August 5, 2010 (the “Company Fairness Opinion”), to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the consideration to be provided pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. The Company has made available to Parent a true, correct and complete copy of the Company Fairness Opinion.
     Section 3.23 Brokers. No Person other than the Company Financial Advisor is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of any agreement related to the matters contemplated by the foregoing sentence.
     Section 3.24 No Other Representations and Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as otherwise disclosed or identified in the Parent SEC Documents filed or furnished prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature, other than any specific historical factual information regarding events or matters that have occurred or exist) or in a letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement (with reference to the sections or subsections in this Agreement to which the information in such Parent Disclosure Letter relates; provided that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which the relevance of such item is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 4.1 Organization.
          (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to carry on its business as currently conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent. Parent has made available to the Company true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.
          (b) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).
     Section 4.2 Authorization; Board Approval; Voting Requirements.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or Merger Sub are necessary for Parent and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, Parent and its stockholders, and (ii) approving this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.
          (c) The Board of Directors of Merger Sub has taken all necessary corporate action to approve this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.
          (d) No vote of the holders of any class or series of Securities of Parent is necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.
     Section 4.3 Consents and Approvals; No Violations.
          (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of Parent or Merger Sub; (ii) violate in any material respect any Law binding upon or otherwise applicable to Parent or any Parent Subsidiary or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 4.3(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license of, or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets; (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any Parent Subsidiary; or (v) cause the suspension or revocation of any Parent permit, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.
          (b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution or delivery of this Agreement by each of Parent and Merger Sub or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, except for: (i) compliance with the HSR Act; (ii) the filing of the Certificate of Merger with, and acceptance for record by, the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” Laws; (iii) the filings with the SEC of (A) if the Company Stockholder Approval is required by applicable Law, the Proxy Statement, (B) the Offer Documents, (C) the Schedule 14D-9, and (D) such reports and other filings under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; and (iv) any such other clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operations or business of Parent and its Subsidiaries or prevent or materially delay the consummation of the transactions contemplated hereby.

     Section 4.4 Offer Documents; Proxy Statement and Schedule 14D-9. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference the Schedule 14D-9 or the Proxy Statement will, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents (i) will not, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents.
     Section 4.5 Brokers. No Person other than UBS Securities LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
     Section 4.6 Availability of Funds. Parent will have at the Acceptance Time sufficient cash and/or available credit facilities to pay the Offer Price.
     Section 4.7 No Other Representations and Warranties. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE IV, neither Parent or Merger Sub nor any other Person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 5.1 Covenants of the Company. From the date of this Agreement until the earlier to occur of such time as directors elected or designated by Parent pursuant to Section 2.3 constitute at least a majority of the Board of Directors of the Company and the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees (but nothing contained herein shall require the Company to provide any retention incentives to such officers or key employees), to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to maintain its current rights and franchises and to comply in all material respects with all laws and orders of all Governmental Entities applicable to them, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date of this Agreement until the earlier to occur of such time as directors elected or designated by Parent pursuant to Section 2.3 constitute at least a majority of the Board of Directors of the Company and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to subsections (a), (b), (c), (g), (k) or (l)), the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:
          (a) amend or modify any of the Constituent Documents of the Company or any Company Subsidiary, other than the amendment of the Company’s bylaws to adopt the bylaws of Merger Sub immediately prior to the Effective Time in accordance with Section 2.9(b);
          (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than (A) dividends or distributions by wholly owned Company Subsidiaries to the Company, and (B) the payment by the Company of the regular quarterly dividends to holders of Company Series A Preferred Stock, (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights, other than (A) issuances of shares of Company Common Stock upon conversion of shares of Company Series A Preferred Stock pursuant to the Company’s Constituent Documents as in effect as of the date of this Agreement, or (B) upon the expiration of any restrictions on any Company Restricted Share outstanding on the date hereof or issued under a Company Stock Plan to employees and directors in amounts consistent with past practice, or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, other than acquisitions of Securities or Equity Rights pursuant to any Company Benefit Plan as in effect on the date of this Agreement;
          (c) acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person;
          (d) sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) as would not result in consideration received in excess of $50,000 individually or $100,000 in the aggregate;
          (e) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by the Company or any wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary or (B) to employees for advancement of travel and related business expenses in the ordinary course of business consistent with past practice or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances, except (A) guarantees by the Company of indebtedness of wholly owned Company Subsidiaries or guarantees by Company Subsidiaries of indebtedness of the Company, in each case in excess of $50,000 individually or $100,000 in the aggregate or, (B) borrowings in the ordinary course of business under any revolving credit facility or similar credit arrangement of the Company;
          (f) other than as set forth in the Company’s capital budget (a copy of which was made available to Parent prior to the date hereof) or in connection with the repair or replacement of the plant and equipment at the operating facilities of the Company or any Company Subsidiary, make any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;
          (g) except (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP, (iii) as expressly permitted by this Agreement or (iv) solely with respect to (A) below, in the ordinary course of business and consistent with past practice, (A) amend or otherwise modify in any material respect any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (B) accelerate the payment or vesting or waive any performance criteria of benefits or amounts payable or to become payable under any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (C) terminate, establish or enter into any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (D) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary; provided, however, that the foregoing clause (D) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly-hired employees or to employees in the context of promotions based on job performance, in each case in the ordinary course of business and in a manner consistent with past practice, benefits and compensation arrangements (excluding incentive grants or equity-based compensation) that have a value that is consistent with the past practice of making compensation and benefits available to newly-hired or promoted employees in similar positions or (E) hire any employee with an annual base salary in excess of $100,000 except to replace an existing employee of comparable compensation;
          (h) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or material litigation (whether or not commenced prior to the date of this Agreement), other than in the ordinary course of business consistent with past practice or the payment, discharge, settlement or satisfaction in accordance with its terms of any liability accrued, reserved, recognized or disclosed in the most recent Company Financial Statements or incurred since the date of such Company Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness, or (iii) waive or assign any claims or rights of material value;

          (i) except as required by applicable Law or in the ordinary course of business (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes or (iii) enter into a legally binding material agreement with any Taxing Authority relating to a material Tax;
          (j) other than in the ordinary course of business consistent with past practice (i) modify, amend in any material respect, waive any material right under or terminate any Company Contract, or (ii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof; provided that this Section 5.1(j) shall not apply to the matters contemplated by Section 5.1(g);
          (k) adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;
          (l) change any method of financial accounting or financial accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;
          (m) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance with premiums at a comparable price;
          (n) other than in the ordinary course of business consistent with past practice, transfer, abandon, allow to lapse or otherwise dispose of any rights to any material Intellectual Property or disclose any material Company trade secrets or material trade secrets of any Company Subsidiary to any Person other than Parent or its Representatives; or
          (o) authorize, resolve, agree or commit to do any of the foregoing.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Preparation and Mailing of Proxy Statement.
          (a) If the Company Stockholder Approval is required by applicable Law, the Company shall, as promptly as reasonably practicable after the Acceptance Time, prepare and file with the SEC proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). The Proxy Statement shall comply as to form in all material respects with applicable U.S. federal securities Laws. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to the initial filing with the SEC. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC.

          (b) The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments and advise Parent of any oral comments, with respect to the Proxy Statement received from the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on any amendment or supplement the Proxy Statement and any communications prior to filing such with the SEC and will promptly provide Parent with a copy of all such filings and communications made with the SEC.
          (c) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the Parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or a supplement to the Proxy Statement so that Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall file as promptly as practicable with the SEC an amendment of, or a supplement to, the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.
     Section 6.2 Company Stockholders Meeting; Recommendation.
          (a) If the Company Stockholder Approval is required by applicable Law, as promptly as reasonably practicable after the Acceptance Time, the Company shall, and Parent shall cause the Company to, duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (such meeting, or any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and shall, subject to Section 6.2(b), use best efforts to solicit its stockholders to obtain the Company Stockholder Approval.
          (b) The Board of Directors of the Company shall, subject to this Section 6.2(b), make the Company Recommendation to the stockholders of the Company and include the Company Recommendation and the Company Fairness Opinion in the Proxy Statement. Neither the Board of Directors of the Company nor any committee thereof, shall, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) (a “Change in Company Recommendation”) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal (other than a confidentiality agreement permitted pursuant to Section 6.5(a)) except in accordance with Section 6.5(c).
          (c) Notwithstanding any Change in Company Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 prior to the Company Stockholders Meeting, if the Company Stockholder Approval is required by applicable Law, the Company shall submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval. For the avoidance of doubt, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, no Change in

Company Recommendation shall effect the approval by the Board of Directors of the Company of the Merger for purposes of the DGCL.
     Section 6.3 Access to Information.
          (a) Upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, and other advisors or representatives (collectively, “Representatives”) of Parent reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and the Company shall, and shall cause each of the Company Subsidiaries to, furnish as promptly as practicable to Parent (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity, and (ii) all other information with respect to the Company as Parent may reasonably request; provided, however, that the Company may withhold any document or information (i) to the extent that such document or information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreements), (ii) to the extent that the disclosure thereof would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such document or information (provided that the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege), (iii) to the extent required by applicable Law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such Law), or (iv) to the extent that the disclosure thereof would, in the Company’s reasonable discretion, result in significant antitrust risk.
          (b) The provisions of the Confidentiality Agreements shall remain in full force and effect in accordance with its terms.
     Section 6.4 Efforts; Consents and Approvals.
          (a) Subject to the terms and conditions of this Agreement (including Section 6.2 and Section 6.4(b)), each of Parent and the Company shall cooperate to obtain all consents to the Offer, the Merger, this Agreement and the other transactions contemplated hereby that are contemplated by or identified in this Agreement or the Company Disclosure Letter and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, solely for purposes of this Section 6.4(a), the requirement to use “reasonable best efforts” shall not require the Parent to, in any circumstance, agree to holding separate or otherwise disposing of, or proposing and agreeing to sell, hold separate or otherwise dispose of, or permitting the sale, holding separate or other disposition of, any assets of Parent or its Subsidiaries, or after the Closing, the Company or its Subsidiaries.
          (b) In furtherance and not in limitation of the other provisions of this Section 6.4, Parent and the Company shall, as promptly as practicable, file with all applicable U.S. and foreign Governmental Entities any notices and applications necessary to obtain merger control, competition or foreign investment Law approval for the Offer and the Merger; provided that each of Parent and the Company shall consult and cooperate with one another in connection with the preparation of any such notices and applications prior to their filing, consistent with applicable Law. All notices and applications shall be in substantial compliance with the applicable requirements of Law. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under Law. Each of the Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply with any such inquiry or request as promptly as practicable, but in no event later than five (5) Business Days after receipt of such inquiry or request, or as otherwise agreed to by the Parties, which agreement shall not be unreasonably withheld. Any such additional information shall be in substantial compliance with the applicable requirements of any Law. Each of the Company and Parent shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the transactions contemplated hereby (including the expected or proposed timing of consummation of the Offer, the Merger or the other transactions contemplated hereby) without giving the other Party prior notice of the meeting or conversation and, unless prohibited by any such Governmental Entity, the opportunity to attend or participate. Each of the Company and Parent shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Law. Each of the Company and Parent agrees not to extend, directly or indirectly, any waiting period under any Law or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party. Each Party shall furnish the other Party’s outside counsel with copies of all correspondence, filings and written communications between such Party or any of its Subsidiaries, Affiliates or Representatives and any Governmental Entity or its respective staff with respect to this Agreement, the Offer, the Merger or the transactions contemplated hereby.
     Section 6.5 No Solicitation.
          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall not authorize its and its Subsidiaries’ respective Representatives to, directly or indirectly: (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, or (ii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of any confidential information previously furnished to such Person in connection therewith. Notwithstanding the foregoing, prior to the Acceptance Time, the Company and its Representatives, in response to a bona fide written Takeover Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement and that (1) constitutes a Superior Proposal, or (2) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) would reasonably be expected to result in a Superior Proposal, shall be permitted to: (A) provide access to non-public information to the Person making such Takeover Proposal pursuant to and in accordance with an executed confidentiality agreement not less restrictive of the other party than the provisions of the Confidentiality Agreement; provided that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and (B) participate in discussions or negotiations with respect to such Takeover Proposal with the Person making such Takeover Proposal.
          (b) From and after the date of this Agreement, as promptly as practicable after the receipt, directly or indirectly, by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, and in any case within two (2) Business Days after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry. The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, discussions or negotiations regarding any such Takeover Proposal.
          (c) At any time prior to the Acceptance Time, the Board of Directors of the Company may (i) effect a Change in Company Recommendation; provided that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to do so would be reasonably likely to be inconsistent with the director’s fiduciary duties under applicable Law, and (ii) in response to a Superior Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement, cause the Company to terminate this Agreement and concurrently with such termination, upon payment of the Termination Fee pursuant to Section 8.2(b)(i), enter into a definitive agreement with respect to such Superior Proposal. Notwithstanding the foregoing, the Company shall not be entitled to exercise its right to effect a Change in Company Recommendation or its right to terminate this Agreement pursuant hereto unless (A) the Board of Directors of the Company shall have first provided prior written notice to Parent advising Parent that the Board of Directors of the Company intends to (x) effect a Change in Company Recommendation (a “Notice of Change in Company Recommendation”) which notice shall contain a description of the events, facts and circumstances giving rise to such proposed action or (y) terminate this Agreement pursuant to this Section 6.5(c) in response to a Superior Proposal (a “Notice of Superior Proposal”) which notice shall contain a description of the terms and conditions of the Superior Proposal (including a copy of any such written Superior Proposal), and (B) Parent does not make, within three (3) Business Days after receipt of such Notice of Change in Company Recommendation or

Notice of Superior Proposal, as the case may be (it being understood and agreed that, with respect to a Notice of Superior Proposal, any material amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period), a proposal that would, in the good faith determination of the Board of Directors of the Company (after consultation with outside counsel and its financial advisor), cause such events, facts and circumstances to no longer form the basis for the Board of Directors of the Company to effect a Change in Company Recommendation, in the case of a Notice of Change in Company Recommendation, or be at least as favorable to the stockholders of the Company as such Superior Proposal, in the case of a Notice of Superior Proposal. The Company agrees that, during the three (3) Business Day period after Parent’s receipt of a Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent.
          (d) Nothing contained in this Section 6.5 shall prohibit the Company from (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act, or (ii) making any disclosure to stockholders of the Company that is required by applicable Law; provided, however, that the taking of any such position or making of any such disclosure contemplated by clauses (i) or (ii) above shall be subject to and only taken in compliance with Section 6.2 and, to the extent applicable, Section 6.5(c).
     Section 6.6 Employee Matters.
          (a) As of the Acceptance Time, the Company shall cause each individual who is employed by the Company or any Company Subsidiary immediately before the Acceptance Time and who continues employment with the Company or Surviving Corporation, as applicable (each, a “Continuing Employee”) to be provided employee benefits (other than equity-based compensation) that are in the aggregate substantially comparable to either (i) such employee benefits provided to such Continuing Employee by the Company or Company Subsidiary as in effect immediately prior to the Acceptance Time, or (ii) such employee benefits provided to similarly situated employees of the Parent and the Parent Subsidiaries as in effect immediately prior to the Acceptance Time.
          (b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by the Company or the Surviving Corporation, or their respective Affiliates in which Continuing Employees are eligible to participate after the Acceptance Time, such Continuing Employees shall receive full credit for purposes of eligibility to participate, vesting and benefit level with respect to vacation entitlement, severance programs and other paid time off for service with the Company or any Company Subsidiary to the same extent that such service was recognized as of the Acceptance Time under a comparable plan of the Company or Company Subsidiary in which the Continuing Employee participated, in each case without duplication of benefits.
          (c) With respect to any welfare plan maintained by the Company or the Surviving Corporation or their respective Affiliates in which Continuing Employees are eligible to participate after the Acceptance Time, the Company, the Surviving Corporation and their respective Affiliates shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to the applicable employee or eligible dependent or beneficiary under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Acceptance Time, and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Acceptance Time under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Acceptance Time in satisfying the out-of-pocket or deductible requirements applicable under any such plan, in each case without duplication of benefits.
          (d) Notwithstanding anything herein to the contrary, Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, Merger Sub, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Acceptance Time or (iii) shall create any third party beneficiary or other right (x) in any other Person, including any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Parent, Merger Sub, the Company or any of their respective Affiliates.
          (e) All compensatory and similar arrangements that the Company or any of its Subsidiaries may make or enter into prior to the expiration date of the Offer, including any payments that may be or become payable, and any benefits that may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements, shall (a) be made or entered into in consideration of, or paid or granted as compensation for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and (b) not be calculated based on the number of shares of Company Common Stock tendered or to be tendered in the Offer. Moreover, the Company (acting through the Compensation Committee of the Company Board of Directors) shall take such steps as may be required so that, prior to the expiration date of the Offer: (i) the adoption, approval, amendment or modification of each Change in Control Arrangement (as defined below) shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions to such Rule and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act shall be satisfied with respect to each such Change in Control Arrangement, and any amendment or modification thereof, as a result of the taking by the Company Board of Directors, the Compensation Committee of the Company Board of Directors or its independent directors prior to the expiration date of the Offer of all necessary actions. “Change in Control Arrangement” shall mean each employment compensation, severance and other employee benefit plan, contract or arrangement of the Company or any of its Subsidiaries pursuant to which any holder of Company Common Stock could become entitled to (A) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, in each case as a result of the Offer, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in combination with any other event), or (B) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).
          (f) Immediately prior to the Acceptance Time, the Company shall cause the Superior Well Services, Ltd. 401(k) Retirement Plan (the “Company 401(k) Plan”) to be terminated. The Company shall take all steps necessary to fully vest all accounts under the Company 401(k) Plan as of the termination date. Pursuant to such termination, the Company shall cause termination distributions to be made from the Company 401(k) Plan as soon as practicable. Parent shall take all steps necessary to permit each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company 401(k) Plan in the form of a lump sum cash payment to rollover all or a part of such eligible rollover distribution into the Nabors Industries, Inc. Retirement Savings Plan.
     Section 6.7 Fees and Expenses. Except as set forth in Section 8.2, whether or not the Offer or the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
     Section 6.8 Directors’ and Officers’ Indemnification, Advancement and Insurance.
          (a) From and after the Acceptance Time, Parent shall, and shall cause the Company and if after the Effective Time the Surviving Corporation to (a) indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses (including expenses incurred in connection with investigating or defending any such judgments, fines, losses, claims, damages or liabilities) as such expenses are incurred (without requiring a preliminary determination as to the ultimate entitlement to indemnification), to all past and present directors and officers of the Company (in all of their capacities, including in the capacity as a fiduciary under any Company Benefit Plan) (the “Indemnified Persons”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (b) honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Company’s Constituent Documents and indemnification agreements immediately prior to the Acceptance Time. Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of the Indemnified Persons.
          (b) From and after the Acceptance Time, Parent shall cause the Company and if after the Effective Time the Surviving Corporation to maintain for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by the Company; provided that Parent, the Company and the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that in no event shall the Company or the Surviving Corporation be required to expend in any one (1) year more than two hundred fifty percent (250%) of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Acceptance Time (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company and the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Alternatively, Parent (or the Company with the consent of Parent in its sole discretion) may purchase a six-year prepaid “tail” policy containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured than the D & O Insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event shall any policy require payment of aggregate premiums for such insurance in excess of the aggregate Maximum Annual Premium for such six-year period. If such prepaid “tail” policy has been obtained by the Company, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.
          (c) The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8).
     Section 6.9 Public Announcements. Parent and the Company shall develop a joint communications plan and each Party shall (a) unless otherwise required by applicable Law, ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby.

     Section 6.10 Notice of Certain Events. Each of Parent and the Company shall promptly notify the other after becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence (i) in the case of the Company, results in the existence of the events or conditions set forth in subparagraphs (b), (c) and (d) of Annex I or (ii) in the case of Parent, results in the existence of the events or conditions set forth in the paragraph immediately following Section 8.1(d)(i).
     Section 6.11 Section 16 of the Exchange Act. Prior to the Effective Time, the Company shall take all reasonable actions intended to cause any dispositions of shares of Company Common Stock in the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, as described in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
     Section 6.12 State Takeover Laws. If any “business combination” or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use their reasonable best efforts to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.
     Section 6.13 Stockholder Litigation. Each of the Company and Parent shall promptly advise the other Party orally and in writing of any litigation brought by any stockholder of the Company or Parent against the Company or Parent and/or their respective directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Offer, the Merger and the Stockholder Agreements, and shall keep the other Party fully informed regarding any such litigation. Each of the Company and Parent shall give the other Party the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld or delayed).
     Section 6.14 Transfer Taxes. If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall, except as provided in Section 2.1(d) and Section 2.14(c), be paid by the Company.
     Section 6.15 Parent’s Vote at Company Stockholders Meeting. If the Company Stockholder Approval is required by applicable Law, Parent shall vote, or cause to be voted, all shares of Company Common Stock owned, beneficially or of record, by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.
     Section 6.16 No Parent Shareholder Approval. Parent shall not take any action that would, or would reasonably be expected to, result in the holders of any class or series of Securities of Parent having a right to approve the Offer or the Merger or this Agreement.

     Section 6.17 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
ARTICLE VII
CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction, or waiver by it, on or prior to, but in any event as of, the Closing Date, of the following conditions:
          (a) To the extent required by applicable Law, the Company shall have obtained the Company Stockholder Approval;
          (b) No Laws shall have been adopted or promulgated, and no temporary, preliminary or permanent Order shall have been issued and remain in effect by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by this Agreement (collectively, “Restraints”); and
          (c) Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, to the extent required by applicable Law:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, if:
          (i) the Offer shall not have been consummated by October 20, 2010 (the “Walk-Away Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Offer to be consummated by the Walk-Away Date;
          (ii) any Restraint having any of the effects set forth in Section 7.1(b) (or having the effect of making the Offer illegal or otherwise prohibiting consummation of the Offer or the transactions contemplated by this Agreement) shall be in effect and shall have become final and non-appealable; or

          (iii) the Offer shall have expired or been terminated without any shares of Company Common Stock being purchased therein as a result of the failure to satisfy the Minimum Condition; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Offer to be consummated;
          (c) by Parent prior to the Acceptance Time:
          (i) if the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Walk-Away Date or is not cured by the earlier of (x) thirty (30) days following written notice to the Company by Parent of such breach or (y) the Walk-Away Date and (B) would result in the existence of any event or condition set forth in subparagraphs (b), (c) or (d) of Annex I, as the case may be;
          (ii) if the Board of Directors of the Company or any committee thereof shall (A) fail to make the Company Recommendation or include the Company Recommendation in the Schedule 14D-9, (B) fail to publicly reaffirm the Company Recommendation within five (5) days of receipt of a written request by Parent to provide such reaffirmation (provided Parent exercises such termination right within three (3) days of such failure) or (C) effect a Change in Company Recommendation; or
          (iii) if the Company or any Company Subsidiary or its or their respective Representatives, directly or indirectly, shall have materially breached any of their obligations under Section 6.5;
          (d) by the Company prior to the Acceptance Time:
          (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub prior to the Walk-Away Date or is not cured by the earlier of (x) thirty (30) days following written notice to Parent by the Company of such breach or (y) the Walk-Away Date and (B) would result in the existence of any of the events or conditions set forth in the immediately following paragraph.
     The Company shall be entitled to deliver a written notice to Parent (a “Section 8.1(d) Notice”) if: (1) the representations and warranties of Parent and Merger Sub contained in Section 4.2 shall not be true and correct in all material respects as of the date of this Agreement or as of immediately prior to the Acceptance Time as though made immediately prior to the Acceptance Time; (2) all other representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall not be true and correct, in each case, as of the date of this Agreement or as of immediately prior to the

Acceptance Time as though made immediately prior to the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on Parent; or (3) each of Parent and Merger Sub shall not have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Acceptance Time; or
          (ii) in accordance with the terms and subject to the conditions of Section 6.5(c).
     Section 8.2 Effect of Termination.
          (a) In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.1(c), this Section 8.2 and ARTICLE IX, each of which shall remain in full force and effect. Notwithstanding anything herein to the contrary, nothing herein shall relieve any party from liability for fraud or any willful and material breach in connection with this Agreement or the transactions contemplated by this Agreement.
          (b) In the event that:
          (i) this Agreement is terminated pursuant to Section 8.1(c)(i), Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(d)(ii), then the Company shall pay to Parent the Termination Fee and its Reimbursable Expenses up to $5,000,000. The Company shall pay such Termination Fee by wire transfer of immediately available funds by the second (2nd) Business Day following such termination in the case of the termination of this Agreement pursuant to Section 8.1(c)(i), Section 8.1(c)(ii) or Section 8.1(c)(iii), or concurrently with such termination in the case of the termination of this Agreement pursuant to Section 8.1(d)(ii);
          (ii) this Agreement is terminated pursuant to Section 8.1(b)(i) (provided that at the time of such termination, none of the events or conditions set forth in subsection (ii) of the first paragraph of Annex I or subparagraph (a) of Annex I shall exist) and (x) at any time after the date of this Agreement and prior to the date of termination, a Takeover Proposal shall have been publicly announced or communicated to the Company Board of Directors and not subsequently withdrawn (or any Person shall have publicly announced or communicated to the Company Board of Directors an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (y) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee and its Reimbursable Expenses up to $5,000,000 by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(ii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to twenty percent (20%) shall be changed to fifty percent (50%);
          (iii) this Agreement is terminated pursuant to Section 8.1(b)(iii), then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to its Reimbursable Expenses up to $5,000,000 by the second (2nd) Business Day following such termination; provided, however, that, in addition to such Reimbursable Expenses, if (x) at any time after the date of this Agreement and prior to the date of termination, a Takeover Proposal shall have been publicly announced or communicated to the Company Board of Directors and not subsequently withdrawn (or any Person shall have publicly announced or publicly communicated or communicated to the Company Board of Directors an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (y) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(iii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to twenty percent (20%) shall be changed to fifty percent (50%); or
          (iv) this Agreement is terminated pursuant to Section 8.1(d)(i), then Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to the Company’s Reimbursable Expenses up to $5,000,000 by the second (2nd) Business Day following such termination.
          (c) It is expressly understood and agreed by the Parties that in no event shall (i) the Company be required to pay the Termination Fee or the Parent’s Reimbursable Expenses on more than one occasion and (ii) Parent be required to pay the Company’s Reimbursable Expenses on more than one occasion. Each Party agrees that the agreements contained in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if one Party fails promptly to pay any amounts due under Section 8.2(b) and, in order to obtain such payment, another Party commences a suit that results in a judgment against the first Party for such amounts, such Party shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) of the Party commencing such suit that were incurred in connection with such suit.

ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this ARTICLE IX.
     Section 9.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to the Parent or Merger Sub, to:
Nabors Corporate Services, Inc.
515 W. Greens Road, Suite 1200
Houston, Texas 77067
Attn: General Counsel
Facsimile: (281) 775-4319
With a required copy to:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attn: Charles J. Conroy, Esq.
Facsimile: (212) 822-5671
If to the Company, to:
Superior Well Services, Inc.
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
Attn: Tom Stoelk
Facsimile: (724) 465-8907

With a required copy to:
Latham & Watkins LLP
717 Texas Avenue 16th floor
Houston, TX 77002
Attn: Brett E. Braden, Esq.
Facsimile: (713) 546-5401
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of or an Annex or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
     Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered by the other Parties hereto.
     Section 9.5 Entire Agreement; Third Party Beneficiaries.
          (a) This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Annex hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.
          (b) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
     Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations and so long as such assignment would not require additional approvals of the Company’s stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
     Section 9.8 Amendment. Subject to Section 2.3(c), this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, to the extent such approval is required by applicable Law, but, after such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
     Section 9.9 Extension; Waiver. Subject to Section 2.3(c), at any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
          (a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of

Delaware, the Delaware Court of Chancery and any such other court, the “Delaware Courts”) in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that, to the fullest extent permitted by law, mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
          (b) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).
     Section 9.11 Specific Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right for specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. If, prior to the Walk-Away Date, any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Walk-Away Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.
[signature page follows]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NABORS INDUSTRIES LTD.
By:
Name:
Title:

DIAMOND ACQUISITION CORP.
By:
Name:
Title:

SUPERIOR WELL SERVICES, INC.
By:
Name:
Title:

[Signature page to Agreement and Plan of Merger]

ANNEX I
CONDITIONS TO THE OFFER
     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Merger Sub’s rights and obligations to extend and amend the Offer pursuant to the provisions of this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered shares of Company Common Stock if (i) the Minimum Condition shall not have been satisfied, (ii) any waiting period (including any extensions thereof) applicable to the Offer and the Merger under the HSR Act shall not have expired or been terminated, or (iii) at any time after the date of this Agreement and before the Acceptance Time, any of the following events shall occur and be continuing:
          (a) any Law shall have been adopted or promulgated, or any temporary, preliminary or permanent Order shall have been issued and remain in effect by a Governmental Entity of competent jurisdiction having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the transactions contemplated by this Agreement;
          (b) (i) the representations and warranties contained in Section 3.3 (other than the last sentence of Section 3.3(c)), Section 3.4 and Section 3.5 shall not be true and correct in all material respects as of the date of this Agreement or as of the Acceptance Time as though made at the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), or (ii) all other representations and warranties of the Company set forth in ARTICLE III of this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall not be true and correct, in each case, as of the date of this Agreement or as of the Acceptance Time as though made on and as of the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have or would not reasonably be expected to result in a Material Adverse Effect on the Company;
          (c) the Company shall not have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Acceptance Time;
          (d) there has been any change, development, event, occurrence or effect that has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company; or
          (e) this Agreement shall have been terminated in accordance with its terms.

     Immediately prior to the expiration of the Offer, the Company shall deliver to Parent and Merger Sub a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that the conditions set forth in paragraphs (b), (c) and (d) in this Annex I are satisfied as of such time and date.
     Subject to the terms of this Agreement, the foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Merger Sub in whole or in part at any time and from time to time. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     The capitalized terms used in this Annex I shall have the meanings set forth in the agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex I is annexed.